EXHIBIT 10.3

Settlement Agreement with Pierce Diversified Strategy Master Fund LLC, Series Bus

Gentlemen:

As you are aware, BlastGard International, Inc. (“BGI”) is attempting to raise financing and to make a full settlement of the June 2006 Loan. Terms not defined herein shall have the meaning ascribed to them on Exhibit A.

The parties agree to and acknowledge the following:

1.
As of the date of this Settlement Agreement, BGI agrees that it owes $177,500 of principal to its June 2006 Lender Pierce Diversified Strategy Master Fund LLC, Series Bus. The June 2006 Lender agrees that BGI owes $177,500 in principal and that the June 2006 Lender agrees to waive all prior interest, penalties and events of defaults that have occurred under the Transaction Documents through the date hereof, so long as the Settlement Amount (as defined herein) is paid in full as specified in paragraph 2, it being understood that time is of the essence.

2.
BGI agrees to pay $59,000 to Pierce Diversified Strategy Master Fund LLC, Series Bus and Pierce Diversified Strategy Master Fund LLC, Series Bus agrees to accept $59,000 in full satisfaction and payment of all principal (and accrued interest thereon) due under the June 2006 Loan. It is agreed that payment of said $59,000 (the "Settlement Amount") in total shall be made on January 25, 2011. Under no circumstances shall the June 2006 Lender be paid any later than January 26, 2011 or this agreement may be terminated at the sole election of the June 2006 Lender, upon written notice to BGI via fax.

3.
Upon payment of the Settlement Amount to the June 2006 Lender, the June 2006 Lender acknowledges that the Security Agreement, the guarantees of the Guarantors and the security interest of the June 2006 Lenders in the Collateral and all other transaction documents executed between the June 2006 Lenders and BlastGard and its subsidiaries are hereby terminated. The June 2006 Lenders will execute all necessary UCC filings in order to withdraw all recorded security interests that the June 2006 Lenders filed in connection with the original transaction documents.

4.
The June 2006 Lender also agrees to cancel and terminate their BGI Lender Warrants upon receipt of the Settlement Amount and to return the original warrants to BGI for cancellation together with the original subordinated convertible promissory notes, which shall also be cancelled. In the event that the original Notes and Warrants cannot be located, then BlastGard will accept a lost affidavit.

5.
BGI Acknowledges that in the event the Settlement Amount is not paid within the time frame specified herein and the June 2006 Lender terminates this Agreement, then this Agreement shall be void ab initio, except that BGI acknowledges that it owe Pierce Diversified Strategy Master Fund LLC, Series Bus $177,500 of principal plus interest from this date forward at the rate of 8% per annum that is set forth under the Transaction Documents.

6.
Except as may be expressly set forth herein, nothing herein shall be deemed (i) to waive or cure any future default under the June 2006 Loan Documents or any guaranty executed in connection therewith or (ii) a waiver of, or to otherwise prejudice any of the June 2006 Lenders’ rights or remedies at law, in equity or otherwise, all of which are expressly reserved.

7.
All parties acknowledge that they have executed this Settlement Agreement after negotiation and deliberation and that they have not relied on any representation or statement made by any other party to this Settlement Agreement or any of such party’s agents with regard to the subject matter hereof. No party to this Settlement Agreement has exerted any undue influence on any other party hereto. All parties to this Settlement Agreement have had the opportunity to obtain legal counsel in connection with the execution of this Settlement Agreement.

8.
This Settlement Agreement (a) sets forth the entire understanding and agreement of the parties hereto and such Agreement amends and modifies the Transaction Documents to the extent necessary to implement the provisions and intentions of this Settlement Agreement, (b) shall be binding upon and inure to the benefit of the respective heirs, successors, assigns and legal representatives of the parties hereto, and (c) shall not be modified unless such modification is in writing and signed by the parties hereto.

9.
This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, without regard to conflicts of law principles.

10.
This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  This Settlement Agreement shall become binding and enforceable upon a party at such time as a counterpart has been signed and either deposited in the mail, or transmitted via facsimile to the other party. Photostatic or facsimile signatures of the original signatures of this Settlement Agreement, and photostatic or facsimile copies of this Settlement Agreement fully executed, shall be deemed originals for all purposes, and the parties hereto and/or beneficiaries hereof waive the “best evidence” rule or any similar law or rule in any proceeding in which this Settlement Agreement shall be presented as evidence or for enforcement.

11.	All notices under this Settlement Agreement shall be sent by fax to the other party.

By signing below, BGI expressly acknowledges and agrees to all of the terms contained herein.

BlastGard International, Inc.

By:
Name:	Michael J. Gordon
Title:	CFO
Fax no.

By signing below, the June 2006 Lender indicates its agreement and acceptance of the terms of this Settlement Agreement.

Pierce Diversified Strategy Master Fund LLC, Series Bus

By:
Name:
Title:
Fax no.

Exhibit A
The June 2006 Financing

Convertible debt

On June 22, 2006, we borrowed the principal amount of $600,000 (the “June 2006 Financing” or "June 2006 Loans") from each of Pierce Diversified Strategy Master Fund LLC, Series Bus and Pierce Diversified Strategy Master Fund LLC, Series Bus (the “June 2006 Lenders”) due June 22, 2008. The holders of this June 2006 Debt were issued subordinated convertible promissory notes and common stock purchase warrants in various classes. Documents executed included, without limitation, the form of Securities Purchase Agreement, form of Registration Rights Agreement, form of Security Agreement, form of Subsidiary Guarantee, form of Debenture and form of Warrant which are collectively referred to as the "Transaction Documents." In June 2006, loans were secured by certain property of BGI described in the aforementioned loan documents (the "Collateral"), The June 2006 Lenders currently own an aggregate of 3,175,120 warrants to purchase a substantially higher number of shares of BGI Common Stock at an exercise price of $.10 per share (the "BGI Lender Warrants").

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